Exhibit 99.1

Contact:

Michael Ostrach
Vice President and Chief Business Officer
510-665-7257 mostrach@dynavax.com

DYNAVAX EMBARKS ON TRANSITION TO COMMERCIALIZATION

BERKELEY, CA – May 8, 2012 – Dynavax Technologies Corporation (NASDAQ: DVAX) announced today, that following the recent submission of the U.S. Biologics License Application (BLA) to the Food and Drug Administration (FDA), it intends to begin developing a commercial operation capable of independently launching HEPLISAVTM in the U.S. The Company believes that being able to bring HEPLISAV to the market successfully will ultimately help maximize long-term value for its shareholders.

With the goal of laying the foundation for long-term success, Dynavax plans to strengthen its senior team with the addition of experienced commercial leadership. Subsequent to a recommendation from Dino Dina, the Company’s Chief Executive Officer, the Company’s Board of Directors has agreed to initiate a process that they anticipate will include his succession. Dr. Dina plans to continue in his role as CEO through this process and will support the transition to his eventual successor. He will also continue as a member of the Company’s Board thereafter.

Dr. Dina joined Dynavax in May 1997 and has led the transformation of the Company from its early days through the research and development phase. Said Dr. Dina, “I believe now is the right time to prepare Dynavax to effectively capitalize on the significant market opportunity we have ahead of us when we are able to bring the benefits of HEPLISAV to the public. I am committed to working with our Board to plan for the success of Dynavax.”

“Dino’s leadership and vision have been critical in making Dynavax what it is today, a diversified company with an important product candidate in HEPLISAV and a maturing pipeline. We fully endorse the strategic direction for Dynavax that Dino has set and appreciate Dino’s commitment to a smooth and seamless transition process,” said Arnold Oronsky, Ph.D., Chairman of the Board. “We are confident that Dino and the leadership team will remain focused on Dynavax’s success and building value for shareholders in the years ahead.”

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which a U.S. BLA has been submitted to the FDA and a European Marketing Authorization Application (MAA) is expected to be submitted in the third quarter of 2012. HEPLISAV may not be marketed in the U.S. unless and until a BLA is approved and may not be marketed in Europe unless and until a MAA is approved. In Phase 3 trials, HEPLISAV demonstrated higher and earlier protection with fewer doses than currently licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide higher and earlier protection with fewer doses than currently licensed vaccines. A U.S. BLA for HEPLISAV has been submitted to the FDA and a European Marketing Authorization Application is expected to be submitted in the third quarter of 2012. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including those relating to the potential approval of HEPLISAV, our plans to transition to a commercial operation, our expected capabilities, our beliefs with respect to strengthening our senior leadership team and helping maximize long-term shareholder value, our expectations with respect to laying the foundation for long-term success, our plans to initiate a process that includes CEO succession, the identification and successful procurement of a successor CEO, and Dr. Dina’s continued role as CEO and Board member of Dynavax and support of the transition, that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties relating to the efficacy of our CEO search and hiring process, Dr. Dina’s future actions, the successful integration of and execution by any future CEO, as well as risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays; whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA will be accepted for filing and if it is accepted, approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; our ability to successfully transition to a commercial operation and execute on our commercial strategy; possible claims against us based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

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